Exhibit A

JOINT FILING AGREEMENT

PURSUANT TO RULE 13D-1(K)(1)

The undersigned acknowledge and agree that the Statement on Schedule 13D filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the shares of Class A Common Stock, par value $0.0001 per share, of Altus Power, Inc. is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned that is named as a reporting person in such filing without the necessity of filing an additional joint filing agreement. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate. This joint filing agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Dated: December 20, 2021

CBRE ACQUISITION SPONSOR, LLC

By:	/s/ Emma E. Giamartino
Name: Emma E. Giamartino
Title: Executive Vice President, Corporate Development

CBRE SERVICES, INC.

By:	/s/ Emma E. Giamartino
Name: Emma E. Giamartino
Title: Global Group President, Chief Financial Officer and Chief Investment Officer

CBRE GROUP, INC.

By:	/s/ Emma E. Giamartino
Name: Emma E. Giamartino
Title: Global Group President, Chief Financial Officer and Chief Investment Officer

[Joint Filing Agreement]